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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Precision Castparts Corp. of our report dated April 28, 1999 relating to the financial statements, which appears in the Company's 1999 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended March 28, 1998. We also consent to the incorporation by reference of our report dated April 28, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
March 31, 2000